                 NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:   September 20, 2012

CONTACT:   Dan Lombardo

                      630-586-6314 or dan.lombardo@inlandgroup.com

Inland American Real Estate Trust, Inc. Convened Its 2012 Annual Stockholder Meeting

All directors were reelected with 94% affirmative votes

Oak Brook, Ill. – Inland American Real Estate Trust, Inc. (“Inland American”) announced today that it held its 2012 Annual Stockholder Meeting in Oak Brook, Ill. on September 18, 2012.  Management gave a presentation on the company’s performance and strategy, and conducted votes to elect directors and ratify auditors for 2012.

During the annual meeting, more than 84,000 stockholders reelected directors with an affirmative vote of 94% of the votes cast at the Annual Meeting.   Additionally, the stockholders ratified the appointment of KPMG LLP as Inland American's independent registered public accounting firm for 2012.

The details of the shareholder meeting are included in Inland American’s proxy statement, available on Inland American's website at www.inlandamerican.com.

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate located in the United States. The company also invests in joint ventures, development projects, real estate loans and marketable securities.  As of June 30, 2012 Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 938 properties, representing approximately 48 million square feet of retail, industrial and office properties, 9,563 multi-family units and 17,899 lodging rooms.  Inland American is one of five REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inlandamerican.com.